Exhibit 6

STOCK PURCHASE AGREEMENT dated as of April 7, 2004, between Y Securities Ltd. (“Buyer”), and Benjamin Givli (the “Seller”).

        WHEREAS the Seller owns an aggregate of 163,049 ordinary shares, NIS 1 par value (the “Scanvec Shares”), of Scanvec Amiable Ltd., an Israeli corporation, with principal executive offices located at Two International Plaza, Suite 625, Philadelphia, PA 19113-1518 (the “Company”); and

        WHEREAS the parties hereto desire that the Seller sell, transfer, convey and assign to Buyer, and Buyer purchase and acquire from the Seller 163,049 of the Scanvec Shares (the “Purchased Scanvec Shares”).

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, the parties hereto hereby agree as follows:

    SECTION 1.       Agreement to Sell and Purchase the Scanvec Shares. Simultaneously with the execution and delivery of this Agreement, the Seller shall sell to Buyer and Buyer shall purchase from the Seller, upon the terms and conditions hereinafter set forth and on the basis of the representations, warranties and agreements herein contained, the Purchased Scanvec Shares. The per share purchase price of the Purchased Scanvec Shares is $0.85 (eighty-five cents) per share and the aggregate purchase price for the Purchased Scanvec Shares being purchased pursuant to this Agreement is $138,591.65.

    SECTION 2.        Delivery of the Scanvec Shares.

    (a)        The closing (the “Closing”) hereunder with respect to the purchase of the Purchased Scanvec Shares shall take place simultaneously with the execution and delivery of this Agreement at the offices of Duncan Capital Group LLC, located at 830 Third Avenue, New York NY 10022, or such other place as the parties shall mutually agree.

    (b)        In order to facilitate (i) delivery to the Buyer of the Certificate (as defined below) and the accompanying medallion guaranteed stock power, and (ii) delivery to the Seller of the purchase price for the Scanvec Purchased Shares (all deliveries which the Buyer and Seller have agreed for convenience purposes shall occur post-closing), the Buyer and Seller have agreed to deposit such documents and funds into escrow with Herrick, Feinstein LLP (“Herrick”), in its capacity as escrow agent pursuant to and in accordance with the terms of that certain Escrow Instructions agreement (“Escrow Agreement”) by and among Buyer, Seller and Herrick and dated the date hereof.  The Buyer and Seller acknowledge that, according to the terms of the Escrow Agreement, neither the Certificate, the stock power, nor funds representing the purchase may be released by Herrick unless and until all of the conditions to the release of the funds, documents and agreements held in escrow under certain additional Escrow Instruction agreements (as specifically set forth in the Escrow Agreement) have similarly been satisfied

    (c)               When delivered, the Purchased Scanvec Shares will be represented by certificate no. ______ dated _______________________ in the amount of 163,049 shares and registered in the name of Benjamin Givli on the books of the Company (the “Certificate”).  When wired, the Escrow Agent has agreed to wire funds to the Seller’s account set forth in Exhibit A in the amount of $138,591.65 representing the full amount of the purchase price of the Purchased Scanvec Shares being purchased by Buyer from the Seller hereunder.  The Seller agrees, in the future, to take any and all actions and perform or cause to be done all acts, deeds and things necessary to effectuate such transfer and, in all cases, shall provide Buyer with evidence thereof including, but not limited to, a certificate of the Company recognizing such transfer.

    SECTION 3.        Representations and Warranties and Covenants of Buyer. Buyer represents and warrants and covenants to the Seller as follows:

    3.1        Accredited Investor. Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); the Purchased Scanvec Shares are being purchased by Buyer for its own account and not with a view to, nor for the Company in connection with, the resale or other transfer of all or any part thereof in a distribution in violation of applicable securities laws; and, Buyer has not had and will have no participation in any such undertaking nor in the underwriting of any such undertaking. Buyer has sufficient information about the Company to form an investment decision with respect to the Purchased Scanvec Shares; Buyer’s entry into this agreement and acquisition of the Purchased Scanvec Shares does not and will not violate any law applicable to Buyer, any order or judgment of any court or agency or government or of any self-regulatory agency applicable to Buyer or its assets or any contractual restriction binding on or affecting it or any of its assets; and Buyer is authorized to enter into this agreement and to acquire the Purchased Scanvec Shares as provided hereunder.

    3.2        Resale of Scanvec Shares. Buyer will not sell or otherwise transfer the Purchased Scanvec Shares, or any part thereof or interest therein, unless and until, at the time of such transfer, the Purchased Scanvec Shares are (a) registered for resale pursuant to the Securities Act or (b) such sale is otherwise exempt from such registration. Buyer acknowledges that only the Company has the power to register such transfer, but that the Company has no obligation to Buyer, by contract or otherwise, to effect such a registration for. Accordingly, Buyer acknowledges that it may be required to hold the Purchased Scanvec Shares for investment indefinitely; and Buyer represents and warrants that it is financially capable of doing so. Buyer also acknowledges that the Purchased Scanvec Shares will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE OR OTHER JURISDICTION’S SECURITIES LAWS. UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT, THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL (SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

    3.3       Information. Buyer, in conjunction with its advisers (if any), has determined that the acquisition of the Purchased Scanvec Shares is suitable for Buyer. In making its investment decision relative to the Purchased Scanvec Shares, Buyer has relied, is relying and will rely upon only its own investigation and analysis of such public information regarding the Company (including the results of operations, financial condition, business and prospects of the Company) as Buyer considers material. Buyer further acknowledges that it has prior knowledge and experience investing in securities of companies with businesses similar to that of the Company. Buyer represents that it understands the terms of and risks associated with the acquisition of the Purchased Scanvec Shares, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which Scanvec operates. Buyer represents that it is capable of evaluating and willing to assume (financially and otherwise) the risks associated with its acquisition of the Purchased Scanvec Shares. Notwithstanding the foregoing, however, it is understood that the Seller shall remain liable for the breach of any of their representations and warranties contained in Section 4 of this Agreement.

    3.4       Brokers. Buyer shall pay any fees and charges of any broker engaged by Buyer incurred in connection with this transaction and Buyer shall pay, and hold the Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees or charges.

    3.5        Directors. Buyer shall use reasonable best efforts to ensure that the Seller, who at the Closing shall irrevocably appoint Mark Blundell as substitute director pursuant to paragraph 4.4 below, will be included among those insured by the Directors &Officers’ liability insurance of the Company for a period of five years from the date that his successor is duly elected at a meeting of the Company’s shareholders, which shall be held as soon as practicable following the Closing, in respect of matters occurring during his term of office as a director. Buyer shall also use reasonable best efforts to ensure that a meeting of the Company’s shareholders is held for such purpose as soon as practicable following the Closing.

    SECTION 4.        Representations and Warranties and Covenants of the Seller. The Seller represents and warrants and covenants to Buyer as follows:

    4.1        Authorization of Agreement. The Seller has the full and absolute legal right, capacity and authority to enter into and perform this Agreement, and this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms.

    4.2        Title to the Scanvec Shares. Seller is the lawful owner of the Purchased Scanvec Shares being sold by the Seller hereunder with good and marketable title thereto (subject to any marketability restrictions under applicable securities laws), and the Seller has the absolute right to sell, assign, convey, transfer and deliver the Purchased Scanvec Shares being sold by the Seller hereunder and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are transferable by the Seller to Buyer pursuant to this Agreement, free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, options, rights of first offer or refusal which have not been waived in writing, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money. Delivery to Buyer of the Purchased Scanvec Shares in accordance with section 2(b) hereof, together with the Share Transfer Deed to be delivered hereunder by the Seller will (i) pass good and marketable title (subject to any marketability restrictions under applicable securities laws) to the Purchased Scanvec Shares to Buyer, free and clear of all Claims, and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Purchased Scanvec Shares.

    4.3        No Breach or Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with, or constitute a default (or an event that with the notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement or other understanding to which the Seller is a party or by which any property or asset of the Seller is bound or affected, or (ii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Seller is subject, or by which any property or asset of the Seller is bound or affected.

    4.4        Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person or entity is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

    4.5        Directors. At the Closing and until his successor is duly elected at a meeting of the Company’s shareholders, which shall be held as soon as practicable following the Closing, Seller shall, pursuant to and in accordance with the Company’s Articles of Association, irrevocably appoint Mark Blundell as substitute director effective immediately.

     4.6        Bankruptcy. The Seller is not involved in any insolvency proceeding or reorganization.

    4.7        Original Acquisition. The Purchased Scanvec Shares were originally acquired by the Seller for his own account and not with a view to, nor for the Company in connection with, the resale or other transfer of all or any part thereof in a distribution in violation of applicable securities laws; and, the Seller has not had any participation in any such undertaking nor in the underwriting of any such undertaking

    4.8        Brokers. The Seller shall pay any fees and charges of any broker engaged by Seller incurred in connection with this transaction and the Seller shall pay, and hold Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees or charges.

    4.9        Most Recent 10-KSB. To the best of its knowledge, the Seller and its agents and representatives have not, directly or indirectly, taken or caused to be taken any action or omitted to take or caused not to be taken any action, the result of which is to cause the Form 10-KSB for the fiscal year ending December 31, 2003 filed by the Company to contain an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    4.10        Survival of Representations and Warranties; Etc. All representations and warranties of Buyer and the Seller shall survive the Closing for a period of eighteen (18) months from the Closing. All agreements of Buyer and the Seller contained herein shall survive indefinitely until, by their respective terms, they are no longer operative. The Seller may rely upon this Agreement for the purpose of assuring compliance with applicable law.

    SECTION 5.       Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

    SECTION 6.       Expenses. Each of the parties to this Agreement shall bear their own costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby. The parties shall bear equally any transfer, stamp or similar taxes, if any, that are payable in connection with the execution and delivery of this Agreement.

    SECTION 7.       Changes. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the parties hereto.

    SECTION 8.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    SECTION 9.       Facsimiles and Counterparts. This Agreement may be executed via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    SECTION 10.       Headings. Headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

    SECTION 11.       Entire Agreement. This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth herein, and this Agreement may not be modified, amended or altered except by a written agreement which meets the requirements of Section 7.

    SECTION 12.        Further AssurancesEach of the Buyer and the Seller hereby agree and provide further assurances that they will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

    SECTION 13.       Governing Law.This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that matters of corporate governance shall be governed by and construed in accordance with the laws of the State of Israel. With respect to any action or proceeding brought by any of the parties hereto arising out of relating to this Agreement, the parties hereto (A) consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York (and any appellate courts with jurisdiction to review decisions of any such courts), (B) irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such court, (C) agree that any process in any action commenced in such courts under this Agreement may be served upon him/her personally, by certified or registered mail, return receipt requested, or by Fed Ex or other courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him/her in New York City, as the case may be, in addition to any other method of service permitted by law, and (D) irrevocably waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense in lack of in personam jurisdiction with respect thereof.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

Y Securities Ltd. —————————————— Name: Title:

Benjamin Givli —————————————— Name: